Exhibit 99.1

NYSE: MMP

Date:    May 18, 2015
Contact:    Investors:                Media:
Paula Farrell            Bruce Heine
(918) 574-7650            (918) 574-7010
paula.farrell@magellanlp.com     bruce.heine@magellanlp.com

Magellan Midstream Announces New Chief Financial Officer

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Aaron Milford has been promoted to chief financial officer effective today. Milford previously served as vice president of crude oil business development for Magellan.

Milford has worked in the energy industry for 20 years with extensive experience in financial analysis, mergers and acquisitions and business development. He has spent his entire career with Magellan or its predecessors. Milford holds a bachelor’s degree in accounting and a master’s of business administration from the University of Tulsa and is a chartered financial analyst.

“Aaron brings financial expertise and an in-depth knowledge of Magellan’s businesses to our most senior-level financial position,” said Michael Mears, chief executive officer. “His proven track record with the company and disciplined financial nature should continue to serve us well in his new role.”

In a related move, the partnership’s former chief financial officer, Michael Osborne, has resigned. His departure is not related to any issues regarding financial disclosures or accounting matters.

“We appreciate Michael’s service to Magellan and wish him well in his future endeavors,” said Mears.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.